Exhibit 99.1

COOPERATIVE BANKSHARES, INC. ANNOUNCES IMPAIRMENT ON

FANNIE MAE AND FREDDIE MAC PREFERRED STOCK

AND SUSPENSION OF DIVIDEND

Wilmington, N.C., September 11, 2008—Cooperative Bankshares, Inc. (the “Company”) (NASDAQ:COOP), parent company of Cooperative Bank (the “Bank”), announced today that the U.S. government’s actions with respect to the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) have adversely impacted the value of the Company’s investment in Fannie Mae and Freddie Mac preferred stock. As reported in the Company’s Form 10-Q for the period ended June 30, 2008, at June 30, 2008, the Company had investments in Fannie Mae and Freddie Mac preferred stock having a cost basis of $9.9 million and a carrying value of $9.0 million. Management determined that the decline in value of such securities at June 30, 2008 was not other than temporary. On September 7, 2008, the United Stated Department of Treasury and the Federal Housing Finance Agency (“FHFA”) announced, among other things, that Freddie Mac and Fannie Mae were being placed under conservatorship, that control of their management was being given to their regulator, the FHFA, and that Fannie Mae and Freddie Mac were prohibited from paying dividends on their common and preferred stock.

Following the Treasury Department’s announcement, the estimated fair market value of these securities has declined significantly. It is unclear when and if the value of the investments will improve. The Company has 286,000 shares of Fannie Mae series S preferred stock (NYSE:FNM-PS) and 100,000 shares of Freddie Mac series Z preferred stock (NYSE:FRE-PZ). As of the market close on September 10, 2008, the total market value of these securities was $1.1 million and the resulting unrealized loss, on a pre-tax basis, to the Company on these securities was $8.8 million. The market value of these securities is likely to fluctuate between now and September 30, 2008 and, as a result, the amount of the unrealized loss may change.

As a result of these events, the Company expects to record a non-cash other than temporary impairment on these securities for the quarter ending September 30, 2008, the amount of which is expected to equal the difference between the carrying value of the securities at June 30, 2008 and the market value of the securities at September 30, 2008.

Management estimates that if the Company were required to record a loss based on the value of the securities as of September 10, 2008, and were not able to record a tax benefit for the loss, the Bank would be considered “adequately capitalized”—but not “well capitalized”—under the federal prompt corrective action regulations because the Bank’s total risk-based capital ratio would decline below 10.0%. The Company is evaluating its options to address this reduction in capital.

The table sets forth the impact on the Company’s and the Bank’s regulatory capital ratios if the securities were valued at the market close on September 10, 2008 and if the Company was not able to record a tax benefit from the loss:

	(Unaudited) At June 30, 2008
	Actual	Pro Forma	Regulatory Minimum to be Well Capitalized
Cooperative Bank capital ratios:
Total risk-based capital ratio	10.45%	9.37%	10.0%
Tier 1 risk-based capital ratio	9.19	8.11	6.0
Tier 1 leverage ratio	7.67	6.82	5.0

Cooperative Bankshares, Inc. capital ratios:
Total risk-based capital ratio	10.41%	9.33%	—
Tier 1 risk-based capital ratio	9.15	8.07	—
Tier 1 leverage ratio	7.64	6.78	—

As a result of these developments, the Company’s Board of Directors voted to suspend the payment of the quarterly dividend on the Company’s common stock in an effort to conserve capital. The Board intends to reevaluate the payment of a quarterly dividend at the appropriate time.

Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty -one financial centers and one loan origination office in Eastern North Carolina and two financial centers and one loan origination office in South Carolina. The Bank’s subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through five offices in North Carolina.

This document may contain forward-looking statements about Cooperative Bankshares, Inc. which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors.” These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact: Frederick Willetts, III, President or Todd L. Sammons, Senior Vice President, CFO 910-343-0181